Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Bruce Galton	Kim Sutton Golodetz
Chief Executive Officer	(kgolodetz@lhai.com)
(bgalton@senesco.com)	(212) 838-3777
(732) 296-8400

SENESCO TECHNOLOGIES ANNOUNCES RESULTS OF BONE MARROW CANCER CELL LINE STUDY CONDUCTED AT MAYO CLINIC

NEW BRUNSWICK, N.J. (December 16, 2005) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) today announced results from the Company’s funded research agreement at Mayo Clinic.  Using human multiple myeloma cells grown in vitro, the data show that the Company’s proprietary Factor 5A gene technology causes these cancer cells to die, thereby leaving fewer viable cancer cells in comparison to untreated samples.

Multiple myeloma is a type of bone marrow cancer that produces high levels of inflammatory cytokines which can lead to bone lesions and tumor progression.  In this study, human multiple myeloma cells were grown in the presence of IL-6, a cytokine that acts as a growth factor for the myeloma cells.  The aim of the study was to show that Senesco’s technology could induce these dividing myeloma cells to die.  Approximately 90% of the cancer cells treated with Factor 5A died, in comparison to approximately 25% of the untreated cells.

Richard Dondero, Vice President of Research and Development at Senesco commented “This early-stage study has shown that Factor 5A is not only able to kill myeloma cells, but also eliminate myeloma cells in the presence of IL-6. This latter finding is of interest in that it has proven to be very difficult to induce apoptosis in myeloma cells in the presence of IL-6 with standard therapies such as dexamethasone.”

Senesco’s Chief Scientific Officer, John Thompson, Ph. D., FRSC, added: “We are very pleased with the results of this study. They complement our findings to date for lung cancer and reinforce our belief that Factor 5A can induce apoptosis in cancer cells.”

Based on these in vitro results, the Company and Mayo Clinic, plan to determine the efficacy of Factor 5A in a multiple myeloma animal model.  The animal model is an important next step in determining Factor 5A’s potential ability to affect this disease.

About Senesco Technologies, Inc.

Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases such as, glaucoma, ischemia and arthritis, among others.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  The Company has developed technology that regulates the onset of cell death.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress for flowers, fruits and vegetables.  In addition to its human health research programs, the Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.  Senesco is headquartered in New Brunswick, New Jersey.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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